UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-167798

UNDER

THE SECURITIES ACT OF 1933

CONSTANT CONTACT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

04-3285398

(I.R.S. Employer Identification Number)

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

(781) 852-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hari Ravichandran

President and Chief Executive Officer

Burlington, Massachusetts 01803

(781) 852-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrant (defined below), with the Securities and Exchange Commission:

•	Registration Statement No. 333-167798 filed on Form S-3 on June 25, 2010, which registered the offering by securityholders of 165,523 shares of common stock, par value $0.01 per share (“Common Stock”) of Constant Contact, Inc., a Delaware corporation (the “Registrant”).

This Post-Effective Amendment is being filed to deregister all of the shares of Common Stock previously registered under the above Registration Statement on Form S-3 and remaining available thereunder.

On October 30, 2015, the Registrant, Endurance International Group Holdings, Inc., a Delaware corporation (“Endurance”), and Paintbrush Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Endurance (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub would be merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as an indirect wholly owned subsidiary of Endurance. The Merger Agreement was unanimously approved by Registrant’s Board of Directors (the “Board”), acting upon the unanimous recommendation of a special committee composed of independent members of the Board.

On February 9, 2016, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub merged with and into the Registrant with the Registrant surviving the Merger as an indirect wholly owned subsidiary of Endurance. At the Effective Time, all outstanding shares of Common Stock (excluding any shares owned by Constant Contact, Endurance or Merger Sub or any of their respective wholly owned subsidiaries (which were canceled) and any shares with respect to which appraisal rights were properly exercised) were canceled and converted into the right to receive $32.00 in cash, without interest.

Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, by means of this Post-Effective Amendment, the Registrant hereby removes from registration any of the securities registered under the Registration Statement that remain unsold under the Registration Statement, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on February 23, 2016.

CONSTANT CONTACT, INC.

By:	/s/ David C. Bryson
David C. Bryson
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below.

Signature	Title	Date

/s/ Hari Ravichandran	Chief Executive Officer and President and Director (Principal Executive Officer)	February 23, 2016
Hari Ravichandran

/s/ David C. Bryson	Chief Legal Officer and Secretary and Director	February 23, 2016
David C. Bryson